Down With Down! See Why This High-End Designer Risked It All for Vegan Coats.mp4 (2m 23s) 1 speaker (Leanne M.H.)

[0:00:08] Leanne M.H.: Hi, I'm Leanne Mai-Ly Hilgart, founder of Vaute. We're the worlds first vegan fashion brand. When you're a child, you can kind of see what's like really simply not okay. And I had a sense that we were doing something to animals that no one was talking about. I'm from Chicago, and people were wearing animals just to be warm. If I could create an alterative that was as warm, or warmer, and beautiful for winters, then maybe people would learn they didn't have to wear animals. When I started Vaute, it was the bottom of the recession, and when you make an innovative textile, you have to make a ton of it. Literally, people were like, "That sounds crazy. That's a huge risk." And I was like, "If I don't do this, if I don't do innovative textiles, then what's the point?" They're asking themselves when they're making down, "How do we get as much down as possible from birds for as cheap as possible, as quickly as possible?" And what that results in, is this live plucking system where guess are held upside down and plucked alive, over and over until their death. They say that live plucking is as painful as getting your finger nails plucked out but all over your whole body, and to have that happen over and over and over. As soon as it grows back they do it again. The point is, is that animals just don't belong in business. You can't scale a living being, you can't scale animals that have needs, and need to be cared for, and need to have life. Vegan is not just a diet. Vegan is that we don't to exploit or use animals to live. We don't need to wear, or eat, or use them for entertainment, or experiment on them. And it's true. Animals aren't machine parts. The world has industrialized all of its systems, and animals are living beings. They don't belong as a cost analysis. We have to ask ourselves, "How is something really being made, and whose lives are being affected by what we are participating in, what we're supporting?" I mean that's why we're called Vaute, because it's high fashion with a V or vegan. I was like, "Vaute." You're supporting, whether you want to or not, you are supporting the business practices behind the companies that you buy things from. I'm here to create something that is better than what's currently available, because it means then we don't have to wear animals. [0:02:19]






Cruelty-Free Fashion 101.mp4 (5m 2s)
4 speakers (Speaker 1, Speaker 2, Speaker 3, Speaker 4)

[0:00:08] Speaker 1: Hey, I'm Leanne. I started Vaute, the first all vegan fashion brand. Before I started my own label, I was really good at reading labels. Because fashion's like food, we want to know what it's made of. Besides the obvious fur and leather, other ones to avoid are wool, silk, and down; and then some tricky ones like angora, shearling, and cashmere.

[0:00:33] Speaker 2: Cashmere?

[0:00:34] Speaker 1: Yeah, cashmere. But don't worry, we've got a lot of better options. We'll go into my shop and I'll show you a few. There's Molly and Jenny. Hey!

[0:00:45] Speaker 3: Hi!

[0:00:46] Speaker 1: So first we're gonna talk about one of my favorite things, shoes. When you're looking at shoes, you want to look in three different spots: the bottom, the tongue, and inside. If it says all man-made materials, including the upper and the sole, then you're good to go. If it has any of these symbols on here, you want to look for all the symbols to say textiles or other materials, which you might want to Google after or call the company and find out exactly what those other materials are. But if it has leather or coated leather, it's not cruelty free, unfortunately. Don't worry, there are tons of options. As far as leather-alternative bags, here's a microsuede made of synthetics by Hipsters for Sisters, and this felt from , which is made of all man-made materials instead of leather, as well. And what about clothes? I started Vaute to make the perfect winter dress coat. I'm from Chicago, and we have terribly cold winters. And I really wanted to have an option that meant I didn't have to wear wool or down to be warm. This is our dress coat. It's actually made from plant-based fibers like cotton on the shell, and then insulated with Primaloft ECO, a synthetic that keeps Arctic explorers and astronauts warm. As far as a leather motorcycle jacket goes, this one is made of waxed canvas. There are other options for leather jacket alternatives. If you just look at the label, it should say "synthetic" or "man-made," or sometimes it just says "faux leather." Down, which most people don't realize, is actually a really cruel process. It has a lot of alternatives, too. We really focused again on doing the Primaloft ECO, so it's super warm. But there are a lot of options. If you're going shopping, just look for something that says "synthetic," and make sure it's synthetic fill, not just synthetic on the outside. And lastly, sweaters. I've always loved really big, comfy sweaters. But sweaters are usually made from wool, or made from cashmere or angora, which is actually rabbit fur. The ones we started making are made from recycled fibers, recycled cotton from the fashion industry, so that they're also eco-conscious and sustainable. But it's easy to find sweaters that are vegan. Just look for acrylic, or polyester, or cotton. You can thrift them, which is one of my favorite things, and also keeps your wardrobe really affordable. In addition, we worked on hats. These are made from recycled plastic bottles, because I really love the look of wool felt hats, and I wanted to see if we could make an option that was also cruelty-free. And then you can also look for acrylic or cotton hats. So many options that are cruelty-free. There's really no reason to wear animals. Thanks for visiting my shop, and thanks for caring as much about animals as I do. I'm sorry. I totally make clothes, don't worry. I know how to zip things. Okay. Just some people on the street. Hey people!

[0:04:29] Speaker 4: Hello!

[0:04:29] Speaker 1: What's up? As far as cruelty free ... We'll go into my shop and I'll show you a few. Oh, we're almost there. Wait, we passed it. [0:04:40]





Why Vegan Wool Is the Fashion Industry's Next Big Thing.mp4
(2m 35s) 1 speaker (Leanne Hilgart)

[0:00:00] Leanne Hilgart: Hi, I'm Leanne Mai-ly Hilgart, founder of Vaute. Welcome to my space, I'll show you guys inside. I started Vaute to take animals out of the fashion equation, so that we can vote for the world we want with what we wear. I don't have a fashion background, but I wanted to see where I was needed most. I grew up in Chicago. We have terribly cold winters, and I realized that if I work with high tech fabrics, that Arctic explorers use, you end up with an insulation and a warmth that you don't expect from a slim, flattering coat. I realized that if I could create coats, and now sweaters, that were innovative and just as warm as animal fibers like wool, down and leather that we wouldn't have to wear animal skin anymore. I did eight months of fabric research to start, and then created the line with high tech mills ... The best around the world. Innovative fabrics, innovative textiles so that they're warm, they're beautiful, and there's no animals used at all in the production of any of the fibers. Most people think that wool is just a haircut. Unfortunately, they are shearing four volumes. They are trying to get as much wool as they can as quickly as possible. When they're shearing this way, you end up with skin being cut off, body parts, and they also have found ways to breed the sheep so that they more wool. Sheep, who are my most favorite animal on earth, unfortunately go through and factoring farming, and slaughtered at a pretty young age after they're considered spent, and oftentimes after live export. Even if you have something that is humane or sustainable, it's something that can't be scaled without creating systems that are harmful to those animals. So, I wanted to create an option that was better so that we can create the future of fashion. Every day I get up and get dressed and support business practices that will make the world a better place. I have given everything to develop the future of fashion where it's better than warmer and hopefully, more beautiful than wearing animals ever could be. Together, let's recreate the fashion industry and create a kinder, more beautiful world. [0:02:18]





Starting the first Vegan Fashion House.mp4
(3m 17s) 1 speaker (Speaker 1)

[0:00:05] Speaker 1: When I was six, there was a girl down the street who got a rabbit fur coat for Christmas. And I didn't know anything about factory fur farming, or anything that had to do with how they made fur, but I knew that there were rabbits that were dead so that a girl could have a rabbit fur coat. And to me, that just wasn't okay. So when I was eight, I coordinated my friends to go door-to-door to raise money for the local animal shelter. I found that I could take art and coordinate my friends and make something good that that could then serve the animals of my neighborhood. From that, I then got to campaigns at this company called Sittercity, based on all the activism I've done my whole life. The CEO was really at Sittercity, she was in her twenties, and she was making a really big impact on women's lives. And I just thought, wow, business is such a vehicle for exponential impact on what you want to say and what you want to do. If you can create a system that makes a megaphone for your activism, for the goodness you want to create, it's not goodness with one interaction, which is amazing, we should all think about every interaction we have, but to create a system that basically creates exponential version of your goodness means that we can make a huge impact on the world. And so I just had to start thinking, what can I create that the world needs, with what I have to serve the world. And so, when I hit on coats and outerwear, I realized that the key was, if I could create an outerwear line which had the market for people who didn't care about animals like I did. Who didn't care about the environment, who didn't care about worker's rights. If I could use the problem of having a winter coat that's also warm and also beautiful. If we look at it and say, outerwear has always been good enough. No one's every had an impetus to reinvent outerwear, because it's been good enough, as a wool coat with a silk lining. But I have a reason to say it's not good enough, because it doesn't meet my moral standard. So because I have a reason to actually look at it and re-look at what is made of a winter coat, I can create something that's then better for everyone, and has a market that is not just how many vegans are there in the world. You know, how many people are there that are environmentally conscious, but how many people want a beautiful, warm winter coat. And at that point, my true goal is the real market, with just how many people can be inspired to change how they act every day. How many people can you inspire to say, what I do, how I dress, what I eat, how I talk to someone, makes an impact. And that with everything I do all day, I want to vote for the world that I want. And that's why I created Vaute, was because it's high fashion vegan sounds like vote, because we want to something, we're voting for every way that it's made, every person who touches it. Every way that it is impact in the world, we are very tangibly touching that, supporting it, creating it, with our energy, time, and who we are. And so that's how I decided I wanted to start the brand, as a vehicle for activism. [0:03:17]